Exhibit 99.1

Exterran Corporation Closes on $700 Million Five-Year Revolving Credit Facility Extension

HOUSTON, October 9, 2018 Exterran Corporation (NYSE: EXTN) (“Exterran” or the “Company”) announced that the Company closed on its $700 million, five-year revolving credit facility extension.

David Barta, Exterran’s Chief Financial Officer stated, “We are pleased to have completed the extension of our revolving credit facility that modestly increases capacity and extends the maturity to October 2023. The amended and restated facility should provide us significant financial flexibility and strategic optionality as we continue to execute our strategy as a systems and process company. ”

The amended and restated credit agreement provides for a revolving credit facility in an aggregate amount of $700 million and includes an accordion feature that permits an increase in borrowing capacity by up to an additional $300 million subject to certain conditions and additional lender commitments. The credit agreement is secured by substantially all of Exterran’s assets.

About Exterran Corporation

Exterran Corporation (NYSE: EXTN) is a global systems and process company offering solutions in the oil, gas, water and power markets. We are a leader in natural gas processing and treatment and compression products and services, providing critical midstream infrastructure solutions to customers throughout the world. Exterran Corporation is headquartered in Houston, Texas and operates in approximately 30 countries.

Forward-Looking Statements

All statements in this release (and oral statements made regarding the subjects of this release) other than historical facts are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These statements may include words such as “guidance,” “anticipate,” “estimate,” “expect,” “forecast,” “project,” “plan,” “intend,” “believe,” “confident,” “may,” “should,” “can have,” “likely,” “future” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. Examples of forward-looking information in this release include, but are not limited to: Exterran’s financial and operational strategies and ability to successfully effect those strategies; Exterran’s expectations regarding future economic and market conditions; Exterran’s financial and operational outlook and ability to fulfill that outlook; demand for Exterran’s products and services and growth opportunities for those products and services; and statements regarding industry activity levels and infrastructure build-out opportunities.

These forward-looking statements are also affected by the risk factors, forward-looking statements and challenges and uncertainties described in Exterran’s Annual Report on Form 10-K for the year ended December 31, 2017, and other filings with the Securities and Exchange Commission available on the Securities and Exchange Commission’s website www.sec.gov. A discussion of these risks is expressly incorporated by reference into this release. Except as required by law, Exterran expressly disclaims any intention or obligation to revise or update any forward-looking statements whether as a result of new information, future events or otherwise.

For information, contact:

Blake Hancock, Vice President of Investor Relations, at 281-854-3043

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